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Exhibit 21.1

Subsidiaries of the Registrant

Name	Jurisdiction of Incorporation
EarthLink/OneMain, Inc.	Delaware
PeoplePC Inc.	Delaware
Cidco Incorporated	Delaware

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Subsidiaries of the Registrant